EXECUTION COPY

                                 AMENDMENT NO. 1
                                     TO THE
                           SECOND AMENDED AND RESTATED
                       BANK RECEIVABLES PURCHASE AGREEMENT


     THIS AMENDMENT NO. 1 TO THE SECOND AMENDED AND RESTATED BANK RECEIVABLES PURCHASE AGREEMENT, dated as of June 14, 2002 (this "Amendment No. 1") is by and between METRIS COMPANIES INC., as buyer (the "Buyer"), and DIRECT MERCHANTS CREDIT CARD BANK, NATIONAL ASSOCIATION, as seller (the "Seller").

     WHEREAS the Buyer and the Seller have executed that certain Second Amended and Restated Bank Receivables Purchase Agreement, dated as of January 22, 2002 (the "Receivables Purchase Agreement");

     WHEREAS the Buyer and the Seller wish to amend the Receivables Purchase Agreement as provided herein;

     NOW THEREFORE, in consideration of the premises and the agreements contained herein, the parties hereto agree to amend the provisions of the Receivables Purchase Agreement as follows:

     SECTION 1. Amendment of Section 1.1. (a) Section 1.1 of the Receivables Purchase Agreement shall be and hereby is amended by adding the following definitions, which in each case shall read in its entirety as follows:

                           "Determination Date" shall have the meaning set forth in the Pooling and Servicing Agreement.

                           "Interchange" shall mean all interchange fees arising on and after May 1, 2002 payable to the Seller, in its capacity as credit card issuer, through VISA USA, Inc., MasterCard International, Incorporated, or any other similar entity in connection with cardholder charges for goods or services arising in all VISA USA, Inc. and MasterCard International, Incorporated accounts owned by the Seller, the amount of which allocable to the Receivables on any day shall be calculated as provided in subsection 5.1(h).

     (b) Section 1.1 of the Receivables Purchase Agreement shall be and hereby is amended by deleting the definition of "Receivable" in its entirety an by inserting in its place the following definition, which shall read in its entirety as follows:
                           "Receivable" shall mean all amounts shown on the Seller's records as amounts payable by Obligors on any Account from time to time, including the right to receive payment of any interest or finance charges and other obligations of such Obligor with respect thereto. Each Receivable includes, without limitation, all rights of the Seller under the applicable Contract. A Receivable shall be deemed to have been created at the end of the day on the Date of Processing of such Receivable.

     SECTION 2. Amendment of Section 2.1. (a) Section 2.1 of the Receivables Purchase Agreement shall be and hereby is amended by deleting subsection 2.1(a) in its entirety and by inserting in its place the following:

                           (a) In consideration for the Purchase Price and upon the terms and subject to the conditions set forth herein, the Seller does hereby sell, assign, transfer, set-over and otherwise convey to the Buyer, and the Buyer does hereby purchase from the Seller, without recourse except as specifically set forth herein, all of the Seller's right, title and interest in, to and under (i) the Receivables now existing and hereafter created and arising in connection with the Accounts, including all Additional Accounts, (ii) all Interchange allocable to such Receivables, (iii) all monies and investments due or to become due with respect thereto, and (iv) all Collections with respect to, and all proceeds of, all of the foregoing. The foregoing sale, transfer, assignment, set-over and conveyance does not constitute and is not intended to result in a creation or an assumption by the Buyer of any obligation of the Seller in connection with the Accounts or any agreement or instrument relating thereto, including, without limitation, any obligation to any Obligors, merchant banks, merchant clearance systems, VISA USA, Inc., MasterCard International, Incorporated or insurers.

     (b) Section 2.1 of the Receivables Purchase Agreement shall be and hereby is further amended by deleting the third sentence of subsection 2.1(d) in its entirety and by inserting in its place the following:

         However, in the event that, notwithstanding the intent of the parties, the Receivables or other property are held to continue to be property of the Seller, then (i) this Agreement also shall be deemed to be and hereby is a security agreement within the meaning of the UCC, and (ii) the conveyance by the Seller provided for in this Agreement shall be deemed to be and the Seller hereby grants to the Buyer a security interest in all of the Seller's right, title and interest in, to and under (w) all Receivables now existing and hereafter created and arising in connection with the Accounts, including all Additional Accounts, (x) all Interchange allocable to such Receivables, (y) all monies and investments due or to become due with respect to all of the foregoing, and (z) all Collections with respect to, and all proceeds of, all of the foregoing, to secure (1) the obligations of the Seller and (2) a loan to the Seller in the amount of the Purchase Price as set forth in this Agreement.

     SECTION 3. Amendment of Section 3.1. Section 3.1 of the Receivables Purchase Agreement shall be and hereby is amended by deleting subsection 3.1(a) in its entirety and by inserting in its place the following:

                           (a) The Purchase Price for the Receivables and related property conveyed to the Buyer under this Agreement shall be a dollar amount equal to the aggregate amount of all Principal Receivables, and of all Finance Charge Receivables as constitute fees and charges relating to the debt waiver programs administered by the Seller, so sold, subject to adjustment to reflect such factors as the Buyer and the Seller mutually agree will result in a Purchase Price determined to equal the fair market value of such Receivables and related property.

     SECTION 4. Amendment of Section 5.1. Section 5.1 of the Receivables Purchase Agreement shall be and hereby is amended by adding the following at the end of Section 5.1, immediately after subsection 5.1(g), which shall read in its entirety as follows:

                           (h) On or prior to each Determination Date, the Seller shall pay to the Buyer or its designee, in immediately available funds, the amount of Interchange allocable to the Receivables with respect to the preceding Monthly Period. Such amount of Interchange shall be equal to the product of (a) the total amount of Interchange paid to the Seller during the preceding Monthly Period and (b) a fraction the numerator of which is the aggregate amount of cardholder charges for goods and services in the Accounts with respect to such Monthly Period and the denominator of which is the aggregate amount of cardholder charges for goods and services in all VISA USA, Inc. and MasterCard International, Incorporated accounts owned by the Seller with respect to such Monthly Period.

     SECTION 5. Amendment of Section 6.1. Section 6.1 of the Receivables Purchase Agreement shall be and hereby is amended by deleting the second sentence thereof in its entirety, and inserted in its place shall be the following:

         Upon such payment, without further action, such Ineligible Receivable, together with all Interchange allocable to such Ineligible Receivable, shall be reassigned to the Seller.

     SECTION 6. Effectiveness. The amendments provided for by this Amendment No. 1 shall become effective upon the occurrence of the following:

     (a) Receipt by the Buyer and the Seller of written confirmation from each Rating Agency to the effect that the terms of this Amendment No. 1 will not result in a reduction or withdrawal of the rating of any outstanding securities issued by the Trust to which it is a Rating Agency.

     (b) Counterparts of this Amendment No. 1, duly executed by the parties hereto.

     SECTION 7. Receivables Purchase Agreement in Full Force and Effect as Amended. Except as specifically amended or waived hereby, all of the terms and conditions of the Receivables Purchase Agreement shall remain in full force and effect. All references to the Receivables Purchase Agreement in any other document or instrument shall be deemed to mean such Receivables Purchase Agreement as amended by this Amendment No. 1. This Amendment No. 1 shall not constitute a novation of the Receivables Purchase Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Receivables Purchase Agreement, as amended by this Amendment No. 1, as though the terms and obligations of the Receivables Purchase Agreement were set forth herein.

     SECTION 8. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

     SECTION 9. Governing Law. THIS AMENDMENT NO. 1 SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

     SECTION 10. Defined Terms and Section References. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Receivables Purchase Agreement. All Section or subsection references herein shall mean Sections or subsections of the Receivables Purchase Agreement, except as otherwise provided herein.



                            [Signature Page Follows]












     IN WITNESS WHEREOF, the Buyer and the Seller each have caused this Amendment No. 1 to be duly executed by their respective officers as of the day and year first above written.

                             DIRECT MERCHANTS CREDIT CARD BANK,
                             NATIONAL ASSOCIATION,
                              as Seller

                             By:  /s/ Ralph A. Than
                                  Name:Ralph A. Than
                                  Title:Sr. Vice President, Treasurer and
                                        Cashier

                             METRIS COMPANIES INC.,
                              as Buyer

                             By:  /s/ Ralph A. Than
                                  Name:Ralph A. Than
                                  Title:Sr. Vice President, Treasurer


Acknowledged and Accepted:

U.S. BANK NATIONAL ASSOCIATION,
  as Trustee


By:  /s/ Shannon M. Rantz
Name:Shannon M.Rantz
Title: Assistant Vice President